EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Barnes Group Inc. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.01 per share (“Common Stock”).

The summary of the general terms and provisions of the Common Stock set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Restated Certificate of Incorporation, as amended by the Certificates of Amendment thereto (as amended, the “Certificate”), and Amended and Restated By-Laws (“By-Laws”), each of which is incorporated by reference as exhibits to the Annual Report on Form 10-K. For additional information, please read the Certificate and By-Laws and the applicable provisions of the General Corporation Law of Delaware (the “DGCL”).

Description of Common Stock

Authorized Shares

The Certificate authorizes us to issue 150,000,000 shares of Common Stock.

Dividends

Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds available, subject to the rights of any holders of preferred stock.

Voting Rights

Each holder of our Common Stock is entitled to one vote per share, and is entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of our Common Stock have no cumulative voting rights. As a result, under the DGCL, the holders of more than one-half of the outstanding shares of our Common Stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any directors.

Liquidation Rights

If we liquidate our business, holders of our Common Stock are entitled to share equally in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock.

Absence of Other Rights

Holders of our Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities. Holders of our Common Stock may not act by written consent. In addition, there are no conversion rights or redemption or sinking fund provisions.

Anti-Takeover Effects
Certain provisions of Delaware law, the Certificate and the By-Laws discussed below may have certain anti-takeover effects and may delay, defer or prevent a change in control of the Company.
We are subject to Section 203 of the DGCL, pursuant to which a Delaware corporation is generally prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the time that

EXHIBIT 4.1

such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (A) owned by persons who are directors and also officers and (B) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction.
With respect to transactions with interested persons (persons who own at least 5% of the outstanding capital stock of the Company), the Certificate provides that 70% of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting as a single class is required to approve a business combination transaction with a related person, unless (i) such business combination is approved by a two-thirds majority of continuing directors (a continuing director is a director who (a) has been a member of the Board since January 1, 1983, (b) was a director of the Company prior to the time that such interested person acquired ownership of sufficient capital stock to become an interested person and who continues to serve as a director after such interested person became an interested person, or (c) was a director who has been recommended to directly succeed a continuing director or to join the Board by a majority of the remaining continuing directors); or (ii) certain fair price requirements are met.
In addition, the Certificate and the By-Laws contain provisions which:

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provide that the Board may authorize the issuance from time to time of shares of preferred stock and in general may fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof;

•	establish advance notice requirements for stockholders to nominate candidates for election as directors or present other business for consideration at meetings of stockholders; and

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pursuant to Section 115 of the DGCL, provide that the sole and exclusive forum for certain “internal corporate claims” will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

Miscellaneous

Our Common Stock is traded on the New York Stock Exchange under the symbol “B.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company N.A.

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